Exhibit 1A-2B

Multi-Housing Income REIT, LLC

CERTIFICATE OF FORMATION

Pursuant to the Delaware Limited Liability Company Act (6 Del.C.Sec. 18-101, et seq.), the undersigned, being authorized to executed and file this Certificate of Formation, hereby certifies that:

1.	Name. The name of the limited liability company is:

Multi-Housing Income REIT, LLC

2.	Registered Agent. name and registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is:

Delaware Registered Agents & Incorporator, LLC

3.	Registered Office. The address of the registered office of the limited liability company is:

19 Kris Court, Newark

Delaware 19702

4.	Purpose. The limited liability company may engage in any lawful business.

5.	Term. The limited liability company shall have perpetual existence.

IN WITNESS WHEREOF, the undersigned, being over the age of 18 years, has executed this Certificate of Formation on March 14, 2022.

Yuen Yung, Authorized Person

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITE LIABILITY

COMPANY ACT.

1.	The Corporation was firm formed under the jurisdiction of Maryland.

2.	The jurisdiction immediately prior to filing this Certificate of Conversion is Maryland.

3.	The corporation was first formed in Maryland on October 17, 2017.

4.	The name of the Corporation immediately prior to filing this Certificate of Conversion is Multi-Housing Income REIT, Inc.

5.	The name of the Limited Liability Company as set forth in the Certificate of Formation is Multi-Housing Income REIT, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Conversion on the 14th day of March, 2022.

Yuen Yung, Authorized Person